Filed Pursuant to Rule 424(b)(3)
Registration No. 333-166447

COLE CORPORATE INCOME TRUST, INC.

SUPPLEMENT NO. 2 DATED MAY 17, 2013

TO THE PROSPECTUS DATED MAY 1, 2013

This document supplements, and should be read in conjunction with, the prospectus of Cole Corporate Income Trust, Inc. dated May 1, 2013 and Supplement No. 1 dated May 2, 2013. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares of Cole Corporate Income Trust, Inc.;

(2)	a revision of our suitability standard for residents of Ohio;

(3)	potential real property investments;

(4)	the delivery of revised forms of our Initial Subscription Agreement, Additional Subscription Agreement, Alternative Initial Subscription Agreement and Alternative Additional Subscription Agreement, as disclosed in Appendices B, C, D and G, respectively;

(5)	a “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section substantially the same as that which was included in our Quarterly Report on Form 10-Q filed on May 14, 2013; and

(6)	updated financial information regarding Cole Corporate Income Trust, Inc.

Status of Our Public Offering

The registration statement for our initial public offering of 300,000,000 shares of common stock was declared effective by the Securities and Exchange Commission on February 10, 2011. Of these shares, we are offering up to 250,000,000 shares in a primary offering and up to 50,000,000 shares pursuant to our distribution reinvestment plan. As of May 15, 2013, we had accepted investors’ subscriptions for, and issued, approximately 43.6 million shares of our common stock in the offering, resulting in gross proceeds to us of approximately $435.2 million.

Our board of directors has approved closing our primary offering in the third quarter of 2013. We currently expect to stop offering shares of our common stock in our primary offering on August 30, 2013. Our general policy is to accept subscription agreements signed by the investor on or before August 30, 2013, which are received in good order. We intend to continue to sell shares of our common stock in this offering pursuant to our distribution reinvestment plan following the termination of our primary offering. The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.

Suitability Standards

The suitability standard for investors in Ohio, as disclosed, among other places, on page i of the prospectus, is hereby superceded and replaced with the following:

•	Ohio — Investors may not invest, in the aggregate, more than 10% of their liquid net worth in us, our affiliates and other non-traded real estate investment programs.

Potential Real Property Investments

Our advisor has identified certain properties as potential suitable investments for us. The acquisition of each such property is subject to a number of conditions. A significant condition to acquiring any one of these properties is our ability to raise sufficient proceeds in this offering to pay all or a portion of the purchase price, including any expenses or closing costs in connection with closing the acquisitions. An additional condition to acquiring these properties may be securing debt financing to pay the balance of the purchase price. Such financing may not be available on acceptable terms or at all.

Other properties may be identified in the future that we may acquire prior to or instead of these properties. Due to the considerable conditions that must be satisfied in order to acquire these properties, we cannot make any assurances that the closing of these acquisitions is probable. The properties currently identified are listed below.

Property	Expected Acquisition Date	Approximate Purchase Price	Approximate Compensation to Sponsor (1)
Hillshire Brands—Chicago, IL	May 2013	$97,500,000	$1,950,000
Home Depot Supply—New Braunfels, TX	May 2013	11,250,000	225,000

		$108,750,000	$2,175,000

(1)	Approximate compensation to sponsor represents amounts that may be payable to an affiliate of our advisor for acquisition fees in connection with the potential property acquisition.

The potential property acquisitions are subject to net leases, pursuant to which the tenant is generally required to pay substantially all operating expenses in addition to base rent.

Property	Number of Tenants	Tenants	Rentable Square Feet	Physical Occupancy
Hillshire Brands—Chicago, IL	2	Various	233,869	100%
Home Depot Supply—New Braunfels, TX	1	HD Supply Facilities Maintenance, Ltd.	62,812	100%

			296,681

The table below provides leasing information for the major tenants at each potential property:

Property	Major Tenants (1)	Renewal Options (2)	Current Annual Base Rent	Base Rent per Square Foot	Lease Term (3)
Hillshire Brands—Chicago, IL	The Hillshire Brands Company	2/5 yr.	$5,067,079	$22.85	2/1/2013 – 1/31/2028
Home Depot Supply—New Braunfels, TX	HD Supply Facilities Maintenance, Ltd.	2/5 yr.	$997,455	$15.88	8/25/2011 – 7/31/2025

(1)	Major tenants include those tenants that occupy greater than 10% of the rentable square feet of the property.
(2)	Represents the number of renewal options and the term of each option.
(3)	Represents the lease term beginning with the current rent period through the end of the non-cancelable lease term, assuming no renewals are exercised.

We expect to purchase the properties with proceeds from our ongoing offering of our common stock and available debt proceeds from our Credit Facility. We may use the properties as collateral in future financings.

Revised Forms of the Initial Subscription Agreement, Additional Subscription Agreement, Alternative Initial Subscription Agreement and Alternative Additional Subscription Agreement

The prospectus is hereby supplemented to include revised forms of our Initial Subscription Agreement, Additional Subscription Agreement, Alternative Initial Subscription Agreement and Alternative Additional Subscription Agreement, which are attached hereto as Appendices B, C, D and G, respectively.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The prospectus is hereby supplemented with the following “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is substantially the same as that which was included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2013. Unless otherwise defined in this supplement, capitalized terms are defined in such Quarterly Report.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed consolidated unaudited financial statements, the notes thereto and the other unaudited financial data included in this prospectus supplement. The following discussion should also be read in conjunction with our audited consolidated financial statements and the notes thereto, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2012. The terms “we,” “us,” “our” and the “Company” refer to Cole Corporate Income Trust, Inc. and unless otherwise defined herein, capitalized terms used herein shall have the same meanings as set forth in our condensed consolidated unaudited financial statements and the notes thereto.

Forward-Looking Statements

Except for historical information, this section contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including discussion and analysis of our financial condition and our subsidiaries, our anticipated capital expenditures, amounts of anticipated cash distributions to our stockholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of our business and industry. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” or comparable words, variations and similar expressions are intended to identify forward-looking statements. All statements not based on historical fact are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements. A full discussion of our risk factors may be found under “Item 1A—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Investors are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of our Quarterly Report on Form 10-Q. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this prospectus supplement include, among others, changes in general economic conditions, changes in real estate conditions, construction costs that may exceed estimates, construction delays, increases in interest rates, lease-up risks, rent relief, inability to obtain new tenants upon the expiration or termination of existing leases, inability to obtain financing or refinance existing debt and the potential need to fund tenant improvements or other capital expenditures out of operating cash flows. The forward-looking statements should be read in light of the risk factors identified under “Item 1A—Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012.

Management’s discussion and analysis of financial condition and results of operations are based upon our condensed consolidated unaudited financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Overview

We were formed on April 6, 2010 to acquire and operate commercial real estate primarily consisting of single-tenant, income-producing necessity corporate office and industrial properties net leased to investment grade and other creditworthy tenants located throughout the United States. We commenced our principal operations on June 28, 2011, when we issued the initial 370,727 shares of our common stock in the Offering. We have no paid employees and are externally advised and managed by CCI Advisors, our advisor. We elected to be taxed, and currently qualify, as a REIT for federal income tax purposes.

Our operating results and cash flows are primarily influenced by rental income from our commercial properties, interest expense on our properties’ indebtedness and acquisition and operating expenses. Rental and other property income accounted for 83% and 79% of total revenue for the three months ended March 31, 2013 and 2012, respectively. As 100% of our rentable square feet was under lease as of March 31, 2013, with a weighted average remaining lease term of 10.7 years, we believe our exposure to changes in commercial rental rates on our portfolio is substantially mitigated, except for vacancies caused by tenant bankruptcies or other factors. Our advisor regularly monitors the creditworthiness of our tenants by reviewing the tenants’ financial results, credit rating agency reports, when available, on the tenant or guarantor, the operating history of the property with such tenant, the tenant’s market share and track record within its industry segment, the general health and outlook of the tenant’s industry segment, and other information for changes and possible trends. If our advisor identifies significant changes or trends that may adversely affect the creditworthiness of a tenant, it will gather a more in-depth knowledge of the tenant’s financial condition and, if necessary, attempt to mitigate the tenant credit risk by evaluating the possible sale of the property, or identifying a possible replacement tenant should the current tenant fail to perform on the lease.

As of March 31, 2013, the debt leverage ratio of our consolidated real estate assets, which is the ratio of debt to total gross real estate and related assets, net of gross intangible lease liabilities, was 39%. As we acquire additional commercial real estate, we will be subject to changes in real estate prices and changes in interest rates on any new indebtedness used to acquire such properties. We may manage our risk of changes in real estate prices on future property acquisitions, when applicable, by entering into purchase agreements and loan commitments simultaneously so that our operating yield is determinable at the time we enter into a purchase agreement, by contracting with developers for future delivery of properties or by entering into sale-leaseback transactions. We manage our interest rate risk by monitoring the interest rate environment in connection with our future property acquisitions, when applicable, or upcoming debt maturities to determine the appropriate financing or refinancing terms, which may include fixed rate loans, variable rate loans or interest rate hedges. If we are unable to acquire suitable properties or obtain suitable financing terms for future acquisitions or refinancing, our results of operations may be adversely affected.

Recent Market Conditions

Beginning in late 2007, domestic and international financial markets experienced significant disruptions that were brought about in large part by challenges in the global banking system. These disruptions severely impacted the availability of credit and contributed to rising costs associated with obtaining credit. Financial conditions affecting commercial real estate have improved and continue to improve, as low treasury rates and increased lending from banks, insurance companies and commercial mortgage backed securities (“CMBS”) conduits have put downward pressure on mortgage rates. Nevertheless, the lending market remains sensitive to the macro environment, such as Federal Reserve policy, market sentiment or regulatory factors affecting the banking and CMBS industries. While we expect that financial conditions will remain favorable, if they were to deteriorate we may experience more stringent lending criteria, which may affect our ability to finance certain property acquisitions or refinance any debt at maturity. Additionally, for properties for which we are able to obtain financing, the interest rates and other terms on such loans may be unacceptable. We expect to manage the current mortgage lending environment by considering alternative lending sources, including the securitization of debt, utilizing fixed rate loans, borrowings on the Credit Facility, short-term variable rate loans, assuming existing mortgage loans in connection with property acquisitions, entering into interest rate lock or swap agreements, or completing any combination of the foregoing.

Commercial real estate fundamentals continue to strengthen, as a moderate pace of job creation has supported gains in office absorption, retail sales and warehouse distribution. Although construction activity has increased, it remains near historic lows; as a result, incremental demand growth has helped to reduce vacancy rates and support modest rental growth. Improving fundamentals have resulted in gains in property values; however, in many markets property values, occupancy and rental rates continue to be below those previously experienced before the economic downturn. As of March 31, 2013, 100% of the rentable square feet of our properties was under lease. However, if the recent improvements in economic conditions do not continue, we may experience vacancies or be required to reduce rental rates on occupied space. While CCI Advisors will actively seek to lease our vacant space if we do experience vacancies, such space may be leased at lower rental rates and for shorter lease terms than our current leases provide.

Results of Operations

Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate investments. The following table shows the property statistics of our real estate assets as of March 31, 2013 and 2012:

	March 31,
	2013	2012
Number of properties	21	1
Approximate rentable square feet	3.7 million	145,000
Percentage of rentable square feet leased	100%	100%

The following table summarizes our real estate investment activity during the three months ended March 31, 2013 and 2012:

	Three Months Ended March 31,
	2013	2012
Properties acquired	8	—
Approximate purchase price of acquired properties	$84.1 million	$—
Approximate rentable square feet	514,000	—

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Revenue increased $6.5 million to $7.5 million for the three months ended March 31, 2013, compared to $926,000 for the three months ended March 31, 2012. Our revenue consisted primarily of rental and other property income, which accounted for 83% and 79% of total revenues during the three months ended March 31, 2013 and 2012, respectively. We also paid certain operating expenses subject to reimbursement by the tenant, which resulted in $1.2 million and $194,000 in tenant reimbursement income during the three months ended March 31, 2013 and 2012, respectively. These increases were due to owning 13 income producing properties for the entire three months ended March 31, 2013 and purchasing eight additional properties during such period, compared to owning one property during the three months ended March 31, 2012.

General and administrative expenses increased $483,000 to $663,000 for the three months ended March 31, 2013, compared to $180,000 for the three months ended March 31, 2012. The increase was primarily due to incurring operating expenses reimbursable to our advisor during the three months ended March 31, 2013, while such expenses were waived by our advisor during the three months ended March 31, 2012, combined with incurring unused fees on the Credit Facility during the three months ended March 31, 2013, while the Credit Facility was not in place during the three months ended March 31, 2012. The increase was also due to increases in state franchise taxes and escrow and trustee fees, primarily due to increases in equity and real estate owned during the three months ended March 31, 2013.

Property operating expenses increased $1.1 million to $1.3 million for the three months ended March 31, 2013, compared to $194,000 for the three months ended March 31, 2012. The increase was primarily related to owning 13 properties for the entire three months ended March 31, 2013 and purchasing eight additional properties during such period, compared to owning one property during the three months ended March 31, 2012. The primary property operating expenses were property repairs and maintenance, taxes and property related insurance.

Pursuant to the advisory agreement with CCI Advisors and based upon the amount of our current invested assets, we are required to pay to CCI Advisors a monthly advisory fee equal to one-twelfth of 0.75% of the average invested assets. Additionally, we may be required to reimburse certain expenses incurred by CCI Advisors in providing such advisory services, subject to limitations as set forth in the advisory agreement. Advisory fees and expenses for the three months ended March 31, 2013 totaled $680,000. There were no advisory fees and expenses for the three months ended March 31, 2012 as CCI Advisors waived its rights to these fees during this period.

Acquisition related expenses were $3.8 million for the three months ended March 31, 2013, compared to incurring no acquisition related expenses for the three months ended March 31, 2012. The increase related to the acquisition of $84.1 million in properties during the three months ended March 31, 2013, compared to no acquisitions during the three months ended March 31, 2012.

Depreciation and amortization expenses increased $2.4 million to $2.7 million for the three months ended March 31, 2013, compared to $297,000 for the three months ended March 31, 2012. The increase was primarily the result of incurring depreciation and amortization expense for the 21 properties owned or acquired during the entire three months ended March 31, 2013, compared to incurring depreciation and amortization for only one property during the three months ended March 31, 2012.

Interest expense increased $1.5 million to $1.7 million for the three months ended March 31, 2013, compared to $255,000 for the three months ended March 31, 2012. The increase primarily related to the balance on the Credit Facility that was outstanding for the entire three months ended March 31, 2013, compared to no outstanding balance on the Credit Facility during the three months ended March 31, 2012. As of March 31, 2013, the outstanding principal balance on the Credit Facility was $124.0 million.

Distributions

Our board of directors authorized a daily distribution, based on 365 days in the calendar year, of $0.001780821 per share (which equates to approximately 6.50% on an annualized basis calculated at the current rate, assuming a $10.00 per share purchase price) for stockholders of record as of the close of business on each day of the period, commencing on January 1, 2013 and ending on June 30, 2013.

During the three months ended March 31, 2013, we paid distributions of $3.0 million, including $1.6 million through the issuance of shares pursuant to the DRIP. During the three months ended March 31, 2012, we paid distributions of $249,000, including $128,000 through the issuance of shares pursuant to the DRIP. Net cash used in operating activities for the three months ended March 31, 2013 was $858,000 and reflected a reduction for real estate acquisition related expenses incurred of $3.8 million, in accordance with GAAP. No real estate acquisition related expenses were incurred during the three months ended March 31, 2012. As set forth in the “Estimated Use of Proceeds” section of the prospectus for the Offering, as supplemented, we treat our real estate acquisition related expenses as funded by proceeds from the Offering, including proceeds from the DRIP. Therefore, for consistency, proceeds from the issuance of common stock for the three months ended March 31, 2013 are considered a source of our distributions to the extent that real estate acquisition related expenses have reduced net cash flows used in operating activities. As such, all of our 2013 distributions were funded from proceeds from the Offering. The distributions paid during the three months ended March 31, 2012 were funded by net cash provided by operating activities from the prior year (in excess of distributions paid in the prior year) in the amount of $219,000, or 88%, combined with proceeds from the Offering of $30,000, or 12%.

Share Redemptions

Our share redemption program permits our stockholders to sell their shares back to us after they have held them for at least one year, subject to significant conditions and limitations. The share redemption program provides that we will redeem shares of our common stock from requesting stockholders, subject to the terms and conditions of the share redemption program. We will not redeem in excess of 5% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemptions are being paid. Funding for the redemption of shares will be limited to the net proceeds we receive from the sale of shares under the DRIP. In addition, we will redeem shares on a quarterly basis, at the rate of approximately 1.25% of the weighted average number of shares outstanding during the trailing 12 month period ending on the last day of the fiscal quarter for which the redemptions are being paid. During the three months ended March 31, 2013, we redeemed 23,105 shares under our share redemption program for $228,500 at an average redemption price of $9.89 per share. As of March 31, 2013, the Company had received valid redemption requests for 5,545 shares, which were redeemed in full subsequent to March 31, 2013 for $55,375 at an average redemption price of $9.99 per share.

Liquidity and Capital Resources

General

Our principal demands for funds will be for real estate and real estate-related investments, for the payment of acquisition related costs, operating expenses, distributions and redemptions to stockholders and principal and interest on any current and any future indebtedness. Generally, cash needs for items other than acquisitions and acquisition related expenses will be generated from operations of our current and future investments. We expect to meet cash needs for acquisitions from the net proceeds of the Offering and from debt financings. The sources of our operating cash flows will primarily be provided by the rental income received from current and future leased properties. We expect to continue to raise capital through the Offering and to utilize such funds and future proceeds from secured or unsecured financing to complete future property acquisitions. As of March 31, 2013, we had raised $294.4 million of gross proceeds from the Offering before offering costs and selling commissions of $30.1 million.

Short-term Liquidity and Capital Resources

On a short-term basis, our principal demands for funds will be for operating expenses, distributions, and interest and principal on current and any future debt financings. We expect to meet our short-term liquidity requirements through net cash flows provided by operations and proceeds from the Offering, as well as secured or unsecured borrowings from banks and other lenders to finance our expected future acquisitions.

We expect our operating cash flows to increase as we acquire additional properties. Assuming a maximum Offering and assuming all shares available under the DRIP are sold, we expect that approximately 88.6% of the gross proceeds from the sale of our common stock will be invested in real estate and real estate-related assets, while the remaining approximately 11.4% will be used for working capital and to pay costs of the Offering, including sales commissions, dealer manager fees, organization and offering expenses and fees and expenses of our advisor in connection with acquiring properties. CCI Advisors pays the organizational and other offering costs associated with the sale of our common stock, which we reimburse in an amount up to 1.5% of the gross proceeds of the Offering. As of March 31, 2013, CCI Advisors had paid offering and organization costs in excess of such 1.5% limit in connection with the Offering. These costs were not included in our financial statements because such costs were not a liability to us as they exceeded 1.5% of gross proceeds from the Offering. As we raise additional proceeds from the Offering, these costs may become payable.

Long-term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for the acquisition of real estate and real estate related investments and the payment of tenant improvements, acquisition related expenses, operating expenses, distributions and redemptions to stockholders and interest and principal on any current and future indebtedness. We expect to meet our long-term liquidity requirements through proceeds from the sale of our common stock, proceeds from secured or unsecured borrowings from banks and other lenders, and net cash flows provided by operations.

We expect that substantially all cash flows from operations will be used to pay distributions to our stockholders after certain capital expenditures, including tenant improvements and leasing commissions, are paid; however, we may use other sources to fund distributions, as necessary, including proceeds from the Offering, borrowings on the Credit Facility and/or future borrowings on unencumbered assets. To the extent that cash flows from operations are lower due to fewer properties being acquired or lower than expected returns on the properties, distributions paid to our stockholders may be lower. We expect that substantially all net cash flows from the Offering or debt financings will be used to fund acquisitions, certain capital expenditures identified at acquisition, repayments of outstanding debt or distributions to our stockholders in excess of cash flows from operations.

As of March 31, 2013, we had $146.4 million of debt outstanding, with a weighted average interest rate of 4.18%. Our contractual obligations as of March 31, 2013 were as follows (in thousands):

	Payments due by period (1)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal payments—fixed rate debt	$22,400	$—	$—	$18,126	$4,274
Interest payments—fixed rate debt	3,967	1,047	2,096	602	222
Principal payments—credit facility	124,000	—	124,000	—	—
Interest payments—credit facility (2)	14,018	5,155	8,863	—	—

Total	$164,385	$6,202	$134,959	$18,728	$4,496

(1)	The table does not include amounts due to CCI Advisors or its affiliates pursuant to our advisory agreement because such amounts are not fixed and determinable.
(2)	Payment obligations for the revolving loans outstanding under the Credit Facility are based on the weighted average interest rate in effect as of March 31, 2013 of 4.10%.

We expect to incur additional borrowings in the future to acquire additional properties and make other real estate related investments. There is no limitation on the amount we may borrow against any single improved property. Our future borrowings will not exceed 300% of our net assets as of the date of any borrowing, which is the maximum level of indebtedness permitted under the North American Securities Administrators Association REIT Guidelines; however, we may exceed that limit if approved by a majority of our independent directors. Our board of directors has adopted a policy to further limit our borrowings to 60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our gross assets, unless the excess borrowing is approved by a majority of our independent directors and disclosed to our stockholders in the next quarterly report along with the justification for such excess borrowing. As of March 31, 2013, our ratio of debt to total gross real estate assets, net of gross intangible lease liabilities, was 39%.

Cash Flow Analysis

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Operating Activities. During the three months ended March 31, 2013, net cash used in operating activities was $858,000, compared to $11,000 for the three months ended March 31, 2012. The change was primarily due to a net loss of $3.3 million and a decrease in working capital accounts of $60,000, offset by an increase in depreciation and amortization of $2.5 million. See “—Results of Operations” for a more complete discussion of the factors impacting our operating performance.

Investing Activities. Net cash used in investing activities was $86.4 million for the three months ended March 31, 2013, compared to $176,000 for the three months ended March 31, 2012. The increase was primarily due to an increase in investment in real estate assets of $83.3 million, an increase in the change in restricted cash of $1.9 million and an increase in the payment of property escrow deposits of $1.1 million.

Financing Activities. Net cash provided by financing activities increased $86.9 million to $93.1 million for the three months ended March 31, 2013, compared to $6.2 million for the three months ended March 31, 2012. The increase was primarily due to an increase in proceeds from the issuance of common stock under the Offering of $114.8 million, offset by an increase in offering costs of $11.9 million, an increase in repayment of notes payable, net of proceeds, of $16.1 million and an increase in deferred financing costs paid of $2.3 million.

Election as a REIT

We are taxed as a REIT under the Internal Revenue Code of 1986, as amended. To maintain our qualification as a REIT, we must continue to meet certain requirements relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping. As a REIT, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders so long as we, among other things, distribute at least 90% of our annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains).

If we fail to maintain our qualification as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to maintain our qualification as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to maintain our qualification as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our accompanying condensed consolidated unaudited financial statements. We are subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in our accompanying condensed consolidated unaudited financial statements.

Critical Accounting Policies and Estimates

Our accounting policies have been established to conform to GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to the various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. We consider our critical accounting policies to be the following:

•	Investment in and Valuation of Real Estate and Related Assets;

•	Allocation of Purchase Price of Real Estate and Related Assets;

•	Revenue Recognition; and

•	Income Taxes.

A complete description of such policies and our considerations is contained in our Annual Report on Form 10-K for the year ended December 31, 2012, and our critical accounting policies have not changed during the three months ended March 31, 2013. The information included in this prospectus supplement should be read in conjunction with our audited consolidated financial statements as of and for the year ended December 31, 2012, and related notes thereto.

Commitments and Contingencies

We may be subject to certain commitments and contingencies with regard to certain transactions. Refer to Note 6 to our condensed consolidated unaudited financial statements in this prospectus supplement for further explanations.

Related-Party Transactions and Agreements

We have entered into agreements with CCI Advisors and its affiliates whereby we have paid, and will continue to pay, certain fees to, or reimburse certain expenses of, CCI Advisors or its affiliates, such as acquisition and advisory fees and expenses, organization and offering costs, sales commissions, dealer manager fees and expenses, leasing fees and reimbursement of certain operating costs. See Note 7 to our condensed consolidated unaudited financial statements in this prospectus supplement for a further explanation of the various related-party transactions, agreements and fees.

Subsequent Events

Certain events occurred subsequent to March 31, 2013 through the filing date of our Quarterly Report on Form 10-Q. Refer to Note 9 to our condensed consolidated unaudited financial statements in this prospectus supplement for further explanation.

New Accounting Pronouncements

Refer to Note 2 to our condensed consolidated unaudited financial statements included in this prospectus supplement for further explanation. There have been no accounting pronouncements issued, but not yet applied by us, that will significantly impact our financial statements.

Off-Balance Sheet Arrangements

As of March 31, 2013 and December 31, 2012, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.

Updated Financial Information

The prospectus is hereby supplemented with the following financial information, which is excerpted from Part I—Item 1. “Financial Statements” in our Quarterly Report on Form 10-Q for the three months ended March  31, 2013.

FINANCIAL INFORMATION

The accompanying condensed consolidated unaudited interim financial statements as of and for the three months ended March 31, 2013 have been prepared by Cole Corporate Income Trust, Inc. (the “Company,” “we,” “us” or “our”) pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements, and should be read in conjunction with the audited consolidated financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The financial statements herein should also be read in conjunction with the notes to the financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in this prospectus supplement. The results of operations for the three months ended March 31, 2013 are not necessarily indicative of the operating results expected for the full year. The information furnished in our accompanying condensed consolidated unaudited balance sheets and condensed consolidated unaudited statements of operations, stockholders’ equity, and cash flows reflects all adjustments that are, in our opinion, necessary for a fair presentation of the aforementioned financial statements. Such adjustments are of a normal recurring nature.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution readers not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this Quarterly Report on Form 10-Q. We make no representation or warranty (expressed or implied) about the accuracy of any such forward-looking statements contained in this prospectus supplement. Additionally, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. The forward-looking statements should be read in light of the risk factors identified in the “Item 1A—Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

COLE CORPORATE INCOME TRUST, INC.

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31, 2013	December 31, 2012
ASSETS
Investment in real estate assets:
Land	$38,203	$34,404
Buildings and improvements, less accumulated depreciation of $4,019 and $2,173, respectively	297,702	226,067
Acquired intangible lease assets, less accumulated amortization of $1,883 and $1,008, respectively	47,382	33,615

Total investment in real estate assets, net	383,287	294,086
Cash and cash equivalents	18,037	12,188
Restricted cash	1,407	357
Rents and tenant receivables	1,538	829
Property escrow deposits, prepaid expenses and other assets	3,879	1,734
Deferred financing costs, less accumulated amortization of $350 and $148, respectively	4,168	2,098

Total assets	$412,316	$311,292

LIABILITIES AND STOCKHOLDERS’ EQUITY
Credit facility and notes payable	$146,400	$162,453
Accounts payable and accrued expenses	3,026	3,025
Escrowed investor proceeds	1,098	48
Due to affiliates	1,264	108
Acquired below market lease intangibles, less accumulated amortization of $418 and $278, respectively	11,879	4,199
Distributions payable	1,497	864
Deferred rental income and other liabilities	1,266	1,211

Total liabilities	166,430	171,908

Commitments and contingencies
Redeemable common stock	3,452	2,105

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 490,000,000 shares authorized, 29,507,542 and 16,842,189 shares issued and outstanding, respectively	295	168
Capital in excess of par value	260,503	148,576
Accumulated distributions in excess of earnings	(18,364)	(11,465)

Total stockholders’ equity	242,434	137,279

Total liabilities and stockholders’ equity	$412,316	$311,292

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE CORPORATE INCOME TRUST, INC.

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2013	2012
Revenues:
Rental and other property income	$6,232	$732
Tenant reimbursement income	1,240	194

Total revenue	7,472	926

Expenses:
General and administrative expenses	663	180
Property operating expenses	1,256	194
Advisory fees and expenses	680	—
Acquisition related expenses	3,756	—
Depreciation	1,846	205
Amortization	831	92

Total operating expenses	9,032	671

Operating (loss) income	(1,560)	255

Other income (expense):
Interest and other income	5	1
Interest expense	(1,749)	(255)

Total other expense	(1,744)	(254)

Net (loss) income	$(3,304)	$1

Weighted average number of common shares outstanding:
Basic and diluted	22,357,817	1,821,843

Net (loss) income per common share:
Basic and diluted	$(0.15)	$0.00

Distributions declared per common share	$0.16	$0.16

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE CORPORATE INCOME TRUST, INC.

CONDENSED CONSOLIDATED UNAUDITED STATEMENT OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts)

	Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Total Stockholders’ Equity
	Number of Shares	Par Value
Balance, January 1, 2013	16,842,189	$168	$148,576	$(11,465)	$137,279
Issuance of common stock	12,688,458	127	126,466	—	126,593
Distributions to investors	—	—	—	(3,595)	(3,595)
Commissions on stock sales and related dealer manager fees	—	—	(11,062)	—	(11,062)
Other offering costs	—	—	(1,902)	—	(1,902)
Redemptions of common stock	(23,105)	—	(228)	—	(228)
Changes in redeemable common stock	—	—	(1,347)	—	(1,347)
Net loss	—	—	—	(3,304)	(3,304)

Balance, March 31, 2013	29,507,542	$295	$260,503	$(18,364)	$242,434

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE CORPORATE INCOME TRUST, INC.

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net (loss) income	$(3,304)	$1
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	1,846	205
Amortization of intangible lease assets and below market lease intangibles, net	735	49
Amortization of deferred financing costs	202	11
Changes in assets and liabilities:
Rents and tenant receivables	(709)	—
Prepaid expenses and other assets	(1,020)	27
Accounts payable and accrued expenses	181	(334)
Deferred rental income and other liabilities	55	2
Due from affiliates	—	15
Due to affiliates	1,156	13

Net cash used in operating activities	(858)	(11)

Cash flows from investing activities:
Investment in real estate assets	(84,282)	(1,030)
Payment of property escrow deposits	(1,075)	—
Change in restricted cash	(1,050)	854

Net cash used in investing activities	(86,407)	(176)

Cash flows from financing activities:
Proceeds from issuance of common stock	125,018	10,222
Offering costs on issuance of common stock	(12,964)	(1,046)
Redemptions of common stock	(228)	—
Proceeds from line of credit	60,000	—
Repayment of line of credit	(76,053)	—
Repayment of note payable to affiliates	—	(2,975)
Distributions to investors	(1,387)	(121)
Escrowed investor proceeds	1,050	157
Deferred financing costs paid	(2,272)	(10)
Payment of loan deposit	(50)	—

Net cash provided by financing activities	93,114	6,227

Net increase in cash and cash equivalents	5,849	6,040
Cash and cash equivalents, beginning of period	12,188	1,881

Cash and cash equivalents, end of period	$18,037	$7,921

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Distributions declared and unpaid	$1,497	$120
Accrued capital expenditures	$—	$25
Common stock issued through distribution reinvestment plan	$1,575	$128
Supplemental Cash Flow Disclosures:
Interest paid	$1,120	$237

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

March 31, 2013

NOTE 1—ORGANIZATION AND BUSINESS

Cole Corporate Income Trust, Inc. (the “Company”) is a Maryland corporation that was formed on April 6, 2010, which has elected to be taxed, and currently qualifies, as a real estate investment trust (“REIT”) for federal income tax purposes. The Company is the sole general partner of, and owns a 99.99% partnership interest in Cole Corporate Income Operating Partnership, LP, a Delaware limited partnership (“CCI OP”). Cole Corporate Income Advisors, LLC (“CCI Advisors”), the advisor to the Company, is the sole limited partner and owner of an insignificant noncontrolling partnership interest of less than 0.01% of CCI OP.

On February 10, 2011, pursuant to a registration statement filed on Form S-11 (Registration No. 333-166447) (the “Registration Statement”) with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), the Company commenced its initial public offering on a “best efforts” basis, offering up to a maximum of 250.0 million shares of its common stock at a price of $10.00 per share, and up to 50.0 million additional shares pursuant to a distribution reinvestment plan (the “DRIP”) under which its stockholders may elect to have distributions reinvested in additional shares at a price of $9.50 per share (the “Offering”).

On June 28, 2011, the Company issued the initial 370,727 shares in the Offering and commenced principal operations. As of March 31, 2013, the Company had issued approximately 29.5 million shares of its common stock in the Offering for gross offering proceeds of $294.4 million before offering costs and selling commissions of $30.1 million. The Company intends to use substantially all of the net proceeds from the Offering to acquire and operate a diversified portfolio of commercial real estate investments primarily consisting of single-tenant, income-producing necessity corporate office and industrial properties, which are leased to creditworthy tenants and strategically located throughout the United States. The Company expects that most of its properties will be subject to “net” leases, whereby the tenant will be primarily responsible for the property’s cost of repairs, maintenance, property taxes, utilities, insurance and other operating costs. As of March 31, 2013, the Company owned 21 properties comprising 3.7 million rentable square feet of commercial space located in 11 states, which were 100% leased.

The Company’s board of directors has approved closing of the primary offering in the third quarter of 2013. The Company currently expects to stop offering shares of its common stock in the primary offering on August 30, 2013. The Company’s general policy is to accept subscription agreements signed by an investor on or before August 30, 2013, which are received in good order. The Company intends to continue to issue shares of its common stock in the Offering pursuant to the DRIP following the termination of the primary offering.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The condensed consolidated unaudited financial statements of the Company have been prepared in accordance with the rules and regulations of the SEC, including the instructions to Form 10-Q and Article 10 of Regulation S-X, and do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the statements for the interim periods presented include all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods. Results for these interim periods are not necessarily indicative of full year results. The information included in this prospectus supplement should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2012, and related notes thereto set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

The condensed consolidated unaudited financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS—(Continued)

March 31, 2013

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in and Valuation of Real Estate and Related Assets

Real estate and related assets are stated at cost, less accumulated depreciation and amortization. Amounts capitalized to real estate and related assets consist of the cost of acquisition, excluding acquisition related expenses, construction and any tenant improvements, major improvements and betterments that extend the useful life of the real estate and related assets and leasing costs. All repairs and maintenance are expensed as incurred.

The Company is required to make subjective assessments as to the useful lives of its depreciable assets. The Company considers the period of future benefit of each respective asset to determine the appropriate useful life of the assets. Real estate and related assets, other than land, are depreciated or amortized on a straight-line basis. The estimated useful lives of the Company’s real estate and related assets by class are generally as follows:

Building	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate and related assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to, bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, rental concessions and other factors, a significant decrease in a property’s revenues due to lease terminations, vacancies, co-tenancy clauses, reduced lease rates or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying amount, the Company will adjust the real estate and related assets to their respective fair values and recognize an impairment loss. Generally, fair value is determined using a discounted cash flow analysis and recent comparable sales transactions. No impairment indicators were identified and no impairment losses were recorded during the three months ended March 31, 2013, or 2012.

When developing estimates of expected future cash flows, the Company makes certain assumptions regarding future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, terminal capitalization and discount rates, the expected number of months it takes to re-lease the property, required tenant improvements and the number of years the property will be held for investment. The use of alternative assumptions in estimating expected future cash flows could result in a different determination of the property’s expected future cash flows and a different conclusion regarding the existence of an impairment, the extent of such loss, if any, as well as the fair value of the real estate and related assets.

When a real estate asset is identified by the Company as held for sale, the Company will cease depreciation and amortization of the assets related to the property and estimate the fair value, net of selling costs. If, in management’s opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS—(Continued)

March 31, 2013

asset, an adjustment to the carrying amount would be recorded to reflect the estimated fair value of the property, net of selling costs. There were no assets identified as held for sale as of March 31, 2013.

Allocation of Purchase Price of Real Estate and Related Assets

Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and identified intangible assets and liabilities, consisting of the value of above market and below market leases and the value of in-place leases, based in each case on their respective fair values. Acquisition related expenses are expensed as incurred. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and building). The Company obtains an independent appraisal for each real property acquisition. The information in the appraisal, along with any additional information available to the Company’s management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company’s management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management’s allocation decisions other than providing this market information.

The fair values of above market and below market lease intangibles are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease including any bargain renewal periods, with respect to a below market lease. The above market and below market lease values are capitalized as intangible lease assets or liabilities, respectively. Above market lease values are amortized as a reduction to rental income over the remaining terms of the respective leases. Below market leases are amortized as an increase to rental income over the remaining terms of the respective leases, including any bargain renewal periods. In considering whether or not the Company expects a tenant to execute a bargain renewal option, the Company evaluates economic factors and certain qualitative factors at the time of acquisition, such as the financial strength of the tenant, remaining lease term, the tenant mix of the leased property, the Company’s relationship with the tenant and the availability of competing tenant space. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above market or below market lease values relating to that lease would be recorded as an adjustment to rental income.

The fair values of in-place leases include estimates of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rental and other property income, which are avoided by acquiring a property with an in-place lease. Direct costs associated with obtaining a new tenant include commissions and other direct costs and are estimated in part by utilizing information obtained from independent appraisals and management’s consideration of current market costs to execute a similar lease. The intangible values of opportunity costs, which are calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease, are capitalized as intangible lease assets and are amortized to expense over the remaining term of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

The Company has acquired, and may continue to acquire, certain properties subject to contingent consideration arrangements that may obligate the Company to pay additional consideration to the seller based on the outcome of future events. Additionally, the Company may acquire certain properties for which it funds certain contingent consideration amounts into an escrow account pending the outcome of certain future events (the “Escrow Receivables”). The outcome may result in the release of all or a portion of the escrow funds to the

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS—(Continued)

March 31, 2013

Company or the seller or a combination thereof. Contingent consideration arrangements are based on a predetermined formula and have set time periods regarding the obligation to make future payments, including funds released to the seller from escrow accounts, or the right to receive escrowed funds as set forth in the respective purchase and sale agreement. Contingent consideration arrangements, including amounts funded through an escrow account, are recorded upon acquisition of the respective property at their estimated fair value, and any changes to the estimated fair value, subsequent to acquisition, are reflected in the accompanying condensed consolidated unaudited statements of operations. The determination of the amount of contingent consideration arrangements is based on the probability of several possible outcomes as identified by management. The respective amounts recorded are carried at fair value.

The Company will estimate the fair value of assumed mortgage notes payable based upon indications of current market pricing for similar types of debt financing with similar maturities. Assumed mortgage notes payable will initially be recorded at their estimated fair value as of the assumption date, and the difference between such estimated fair value and the mortgage note’s outstanding principal balance will be amortized to interest expense over the term of the respective mortgage note payable.

The determination of the fair values of the real estate and related assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company’s purchase price, which could impact the Company’s results of operations.

Restricted Cash

Restricted cash included $309,000 held in a lender cash management account as of March 31, 2013 and December 31, 2012. As part of a certain debt agreement, rents from one of the Company’s tenants is deposited directly into a lockbox account, from which the monthly debt service payment is disbursed to the lender and the excess funds are disbursed to the Company. In addition, restricted cash included $1.1 million and $48,000 as of March 31, 2013 and December 31, 2012, respectively, of escrowed investor proceeds for which shares of common stock had not been issued as of March 31, 2013 and December 31, 2012, respectively.

Concentration of Credit Risk

As of March 31, 2013, the Company had cash on deposit, including restricted cash, at three financial institutions, two of which had deposits in excess of federally insured levels, totaling $17.8 million; however, the Company has not experienced any losses in such accounts. The Company limits significant cash deposits to accounts held by financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on its cash deposits.

As of March 31, 2013, three of the Company’s tenants, PNC Bank, N.A, Amazon.com.dedc, LLC and Compass Group USA, Inc., accounted for 18%, 14%, and 13%, respectively, of the Company’s 2013 gross annualized rental revenues. The Company also had certain geographic concentrations in its property holdings. As of March 31, 2013, the Company had properties located in the following states, with respective gross annualized rental revenues equal to or greater than 10% of the Company’s 2013 total gross annualized rental revenues: North Carolina (18%), Pennsylvania (18%), South Carolina (17%), Texas (13%) and Colorado (10%). In addition, the Company had tenants in five industries, with respective gross annualized rental revenues greater than 10% of the Company’s 2013 total gross annualized rental revenues: other professional services (21%), wholesale (19%), financial services (18%), manufacturing (16%) and healthcare (16%).

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS—(Continued)

March 31, 2013

Redeemable Common Stock

Under the Company’s share redemption program, the Company’s requirement to redeem shares of its outstanding common stock is limited, among other things, to the net proceeds received by the Company from the sale of shares under the DRIP, net of shares redeemed to date. The Company records amounts that are redeemable under the share redemption program as redeemable common stock outside of permanent equity in its condensed consolidated unaudited balance sheets. As of March 31, 2013 and December 31, 2012, the Company had issued 374,307 and 208,454 shares of common stock, respectively, under the DRIP for proceeds of approximately $3.6 million and $2.0 million, respectively. Changes in the amount of redeemable common stock from period to period are recorded as an adjustment to capital in excess of par value.

New Accounting Pronouncements

In February 2013, the U.S. Financial Accounting Standards Board issued Accounting Standards Update, 2013-02 Comprehensive Income (Topic 220), Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”), which amends the reporting requirements for comprehensive income pertaining to the reclassification of items out of accumulated other comprehensive income. ASU 2013-02 was effective for the Company beginning January 1, 2013. The adoption of ASU 2013-02 did not have a material impact on the Company’s condensed consolidated unaudited financial statements because the Company did not have other comprehensive income.

NOTE 3—FAIR VALUE MEASUREMENTS

GAAP defines fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

Level 3—Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS—(Continued)

March 31, 2013

The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:

Cash and cash equivalents and restricted cash—The Company considers the carrying amount of these financial assets to approximate fair value because of the short period of time between their origination and their expected realization.

Credit facility and notes payable—The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of the measurement date. The estimated fair value of the Company’s debt was $147.2 million as of March 31, 2013, compared to the carrying value on that date of $146.4 million. The estimated fair value of the Company’s debt was $162.5 million as of December 31, 2012, which approximated the carrying amount on that date. The fair value of the Company’s debt is estimated using Level 2 inputs.

Contingent consideration arrangements—The contingent consideration arrangements are carried at fair value and are valued using Level 3 inputs. The fair value of the Escrow Receivables is determined based on the probability of several possible outcomes, which are contingent on the future outcome of various property tax appeals related to certain property acquisitions. The estimated fair value of these arrangements was $1.6 million as of March 31, 2013 and December 31, 2012, and is included in the accompanying condensed consolidated unaudited balance sheets in property escrow deposits, prepaid expenses and other assets as the Company expects such amounts to be refunded. As of March 31, 2013, there have been no purchases, sales, issuances or settlements with respect to the contingent consideration arrangements.

NOTE 4—REAL ESTATE ACQUISITIONS

2013 Property Acquisitions

During the three months ended March 31, 2013, the Company acquired eight commercial properties for an aggregate purchase price of $84.1 million (the “2013 Acquisitions”). The Company purchased the 2013 Acquisitions with net proceeds from the Offering and available debt proceeds from the Company’s credit facility. The Company allocated the purchase price of these properties to the fair value of the assets acquired and liabilities assumed. The following table summarizes the purchase price allocation (in thousands):

March 31, 2013
Land	$3,799
Building and improvements	73,481
Acquired in-place leases	14,642
Acquired below-market leases	(7,820)

Total purchase price	$84,102

The Company recorded revenue for the three months ended March 31, 2013 of $475,000 and a net loss for the three months ended March 31, 2013 of $3.3 million related to the 2013 Acquisitions. In addition, the Company recorded $3.8 million of acquisition related expenses for the three months ended March 31, 2013.

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS—(Continued)

March 31, 2013

The following table summarizes selected financial information of the Company as if the 2013 Acquisitions were completed on January 1, 2012 for each period presented below. The table below presents the Company’s estimated revenue and net income (loss), on a pro forma basis, for the three months ended March 31, 2013 and 2012 (in thousands):

	Three Months Ended March 31,
	2013	2012
Pro forma basis:
Revenue	$8,702	$2,631
Net income (loss)	$881	$(2,860)

The pro forma information for the three months ended March 31, 2013 was adjusted to exclude acquisition related expenses recorded during such period relating to the 2013 Acquisitions. These expenses were recognized in the pro forma information for the three months ended March 31, 2012. The pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2012, nor does it purport to represent the results of future operations.

2012 Property Acquisitions

During the three months ended March 31, 2012, the Company did not acquire any properties.

NOTE 5—CREDIT FACILITY AND NOTES PAYABLE

As of March 31, 2013, the Company had $146.4 million of debt outstanding with a weighted average interest rate of 4.18% and a weighted average remaining term of 2.8 years as of March 31, 2013.

The following table summarizes the debt activity for the three months ended March 31, 2013 (in thousands):

	Balance as of December 31, 2012	During three months ended March 31, 2013		Balance as of March 31, 2013
		Debt Issuance	Repayments
Fixed rate debt	$22,400	$—	$—	$22,400
Credit facility	140,053	60,000	(76,053)	124,000

Total	$162,453	$60,000	$(76,053)	$146,400

As of March 31, 2013, the fixed rate debt had interest rates ranging from 4.50% to 4.65%, and various maturity dates ranging from July 2016 through June 2019. The mortgage notes payable are secured by the respective properties on which the debt was placed. The aggregate balance of gross real estate assets, net of gross intangible lease liabilities, securing the mortgage loans was $41.5 million as of March 31, 2013.

As of March 31, 2013, the Company had $124.0 million of debt outstanding under its secured revolving credit facility, as amended (the “Credit Facility”), with Bank of America as administrative agent pursuant to a credit agreement (the “Credit Agreement”). The Credit Facility allows the Company to borrow up to $400.0 million, with the maximum amount outstanding not to exceed the borrowing base (the “Borrowing Base”), which is generally calculated as 70% of the aggregate value allocated to each qualified property that is eligible as collateral under the Credit Facility. As of March 31, 2013, the Company had $104.7 million of available

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS—(Continued)

March 31, 2013

borrowings under the Credit Facility based on the Borrowing Base under the Credit Facility. The aggregate balance of gross real estate assets, net of intangible net lease liabilities, securing the Credit Facility was $333.4 million as of March 31, 2013. Subject to meeting certain conditions described in the Credit Agreement and the payment of certain fees, the amount of the Credit Facility may be increased up to a maximum of $750.0 million. The Credit Facility matures on November 29, 2015.

The Credit Facility will bear interest at rates depending upon the type of loan specified by the Company and the ratio of the Company’s consolidated indebtedness to its consolidated total asset value (the “Leverage Ratio”). For a (a) Eurodollar rate loan, the interest rate will be equal to (i) if the Leverage Ratio is greater than 65%, LIBOR plus 3.50%, (ii) if the Leverage Ratio is greater than 60% but less than or equal to 65%, LIBOR plus 3.00% and (iii) if the Leverage Ratio is less than or equal to 60%, LIBOR plus 2.50%; and (b) with respect to base rate loans, a percentage per annum equal to (i) if the Leverage Ratio is greater than 65%, base rate plus 2.50%, (ii) if the Leverage Ratio is greater than 60% but less than or equal to 65%, base rate plus 2.00% and (iii) if the Leverage Ratio is less than or equal to 60%, base rate plus 1.50%. As of March 31, 2013, the Credit Facility had a weighted average interest rate of 4.10%.

The Credit Agreement and certain notes payable contain customary representations, warranties, borrowing conditions and affirmative, negative and financial covenants, including minimum net worth, debt service coverage and leverage ratio requirements, and dividend payout and REIT qualification requirements. Based on the Company’s analysis and review of its results of operations and financial condition, the Company believes it was in compliance with such covenants as of March 31, 2013.

NOTE 6—COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. The Company is not aware of any pending legal proceedings of which the outcome is reasonably possible to have a material effect on its results of operations, financial condition or liquidity.

Purchase Commitments

As of March 31, 2013, the Company had entered into purchase agreements with unaffiliated third-party sellers to acquire a 100% interest in three properties, subject to meeting certain criteria, for an aggregate purchase price of $37.5 million, exclusive of closing costs. As of March 31, 2013, the Company had $1.1 million of property escrow deposits held by escrow agents in connection with these future property acquisitions, which will be forfeited if the transactions are not completed under certain circumstances. These deposits are included in the accompanying condensed consolidated unaudited balance sheets in property escrow deposits, prepaid expenses and other assets. As of May 10, 2013, none of these escrow deposits had been forfeited.

Environmental Matters

In connection with the ownership and operation of real estate, the Company potentially may be liable for costs and damages related to environmental matters. In addition, the Company may acquire certain properties that are subject to environmental remediation. The Company carries environmental liability insurance on its properties that will provide limited coverage for remediation liability and pollution liability for third-party bodily injury and property damage claims. The Company is not aware of any environmental matters which it believes are reasonably possible to have a material effect on its results of operations, financial condition or liquidity.

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS—(Continued)

March 31, 2013

NOTE 7—RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

The Company has incurred, and will continue to incur, commissions, fees and expenses payable to CCI Advisors and certain of its affiliates in connection with the Offering, and the acquisition, management and disposition of its assets.

Offering

Cole Capital Corporation (“Cole Capital”), the Company’s dealer manager, receives, and will continue to receive, a commission of up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. Cole Capital intends to reallow 100% of commissions earned to participating broker-dealers. In addition, up to 2% of gross offering proceeds before reallowance to participating broker-dealers will be paid to Cole Capital as a dealer manager fee. Cole Capital, in its sole discretion, may reallow all or a portion of its dealer manager fee to such participating broker-dealers. No selling commissions or dealer manager fees are paid to Cole Capital or other broker-dealers with respect to shares sold pursuant to the DRIP.

All organization and offering expenses (excluding selling commissions and the dealer manager fee) are paid for by CCI Advisors or its affiliates and can be reimbursed by the Company up to 1.5% of aggregate gross offering proceeds. A portion of the other organization and offering expenses may be underwriting compensation. As of March 31, 2013, CCI Advisors had paid organization and offering costs in excess of the 1.5% limit in connection with the Offering. These costs were not included in the financial statements of the Company because such costs were not a liability of the Company as they exceeded 1.5% of gross proceeds from the Offering. As the Company raises additional proceeds from the Offering, these costs may become payable.

The Company incurred the following commissions, fees and expense reimbursements for services provided by CCI Advisors or its affiliates related to the services described above during the periods indicated (in thousands):

	Three Months Ended March 31,
	2013	2012
Offering:
Selling commissions	$8,570	$685
Selling commissions reallowed by Cole Capital	$8,570	$685
Dealer manager fee	$2,492	$205
Dealer manager fee reallowed by Cole Capital	$1,497	$109
Other organization and offering expenses	$1,902	$156

Acquisitions and Operations

CCI Advisors or its affiliates receive acquisition fees of up to 2% of: (1) the contract purchase price of each property or asset the Company acquires; (2) the amount paid in respect of the development, construction or improvement of each asset the Company acquires; (3) the purchase price of any loan the Company acquires; and (4) the principal amount of any loan the Company originates. Additionally, CCI Advisors or its affiliates are reimbursed for acquisition expenses incurred in the process of acquiring properties, so long as the total acquisition fees and expenses relating to the transaction do not exceed 6% of the contract purchase price.

The Company pays CCI Advisors a monthly advisory fee based upon the Company’s monthly average invested assets, which is equal to the following amounts: (1) an annualized rate of 0.75% will be paid on the

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS—(Continued)

March 31, 2013

Company’s average invested assets that are between $0 to $2 billion; (2) an annualized rate of 0.70% will be paid on the Company’s average invested assets that are between $2 billion to $4 billion; and (3) an annualized rate of 0.65% will be paid on the Company’s average invested assets that are over $4 billion.

The Company will reimburse CCI Advisors for the expenses it paid or incurred in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse for any amount by which its operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceeds the greater of (1) 2% of average invested assets, or (2) 25% of net income other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of assets for that period. The Company will not reimburse CCI Advisors for personnel costs in connection with services for which CCI Advisors receives acquisition fees or disposition fees. The Company recorded fees and expense reimbursements as shown in the table below for services provided by CCI Advisors and its affiliates related to the services described above during the periods indicated (in thousands):

	Three Months Ended March 31,
	2013	2012
Acquisition and Operations:
Acquisition fees and expenses	$1,705	$—
Advisory fees and expenses	$584	$—
Operating expenses	$665	$—

During the three months ended March 31, 2012, CCI Advisors agreed to waive its rights to advisory fees and expense reimbursements; therefore, the Company did not incur any such fees or expense reimbursements during this period.

Liquidation/Listing

If CCI Advisors or its affiliates provide a substantial amount of services (as determined by a majority of the Company’s independent directors) in connection with the sale of properties, the Company will pay CCI Advisors or its affiliates a disposition fee in an amount equal to up to one-half of the brokerage commission paid on the sale of the property, not to exceed 1% of the contract price of each property sold; provided, however, in no event may the disposition fee paid to CCI Advisors or its affiliates, when added to the real estate commissions paid to unaffiliated third parties, exceed the lesser of the customary competitive real estate commission or an amount equal to 6% of the contract sales price.

If the Company is sold or its assets are liquidated, CCI Advisors will be entitled to receive a subordinated performance fee equal to 15% of the net sale proceeds remaining after investors have received a return of their net capital invested and an 8% annual cumulative, non-compounded return. Alternatively, if the Company’s shares are listed on a national securities exchange, CCI Advisors will be entitled to a subordinated performance fee equal to 15% of the amount by which the market value of the Company’s outstanding stock plus all distributions paid by the Company prior to listing exceeds the sum of the total amount of capital raised from investors and the amount of distributions necessary to generate an 8% annual cumulative, non-compounded return to investors. As an additional alternative, upon termination of the advisory agreement, CCI Advisors may be entitled to a subordinated performance fee similar to that to which CCI Advisors would have been entitled had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination.

During the three months ended March 31, 2013 and 2012, no commissions or fees were incurred for any such services provided by CCI Advisors and its affiliates related to the services described above.

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS—(Continued)

March 31, 2013

Due to Affiliates

As of March 31, 2013, $1.3 million was due to CCI Advisors and its affiliates primarily related to advisory fees and operating expenses that had not yet been reimbursed by the Company. As of December 31, 2012, $108,000 was due to CCI Advisors and its affiliates primarily related to the reimbursement of property escrow deposits and acquisition expenses paid on the Company’s behalf in connection with the 12 commercial properties acquired during the year ended December 31, 2012.

NOTE 8—ECONOMIC DEPENDENCY

Under various agreements, the Company has engaged or will engage CCI Advisors and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issuance, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon CCI Advisors and its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.

NOTE 9—SUBSEQUENT EVENTS

Status of the Offering

As of May 10, 2013, the Company had received $422.7 million in gross offering proceeds through the issuance of approximately 42.4 million shares of its common stock in the Offering (including shares issued pursuant to the DRIP).

Investment in Real Estate and Related Assets

Subsequent to March 31, 2013, the Company acquired five properties for an aggregate purchase price of $253.5 million. The acquisitions were funded with net proceeds of the Offering, available debt proceeds from the Credit Facility and a mortgage loan secured by one of the acquired properties. Acquisition related expenses totaling $5.1 million were expensed as incurred.

CCPT III/Cole Holdings Merger

On April 5, 2013, Cole Credit Property Trust III, Inc. (“CCPT III”) acquired the Company’s sponsor pursuant to a transaction whereby Cole Holdings Corporation (“Cole Holdings”) merged with and into CREInvestments, LLC (“CREI”), a wholly-owned subsidiary of CCPT III. Prior to the merger, Cole Holdings was wholly-owned by Mr. Christopher H. Cole, the Company’s chairman of the board, chief executive officer and president. Cole Holdings was also an affiliate of the Company’s sponsor, the parent company and indirect owner of the Company’s advisor, and was the indirect owner of the Company’s dealer- manager. As a result of the merger, the Company’s advisor and dealer manager are wholly-owned by CREI. Also in connection with the merger, the property management services previously performed for the Company by Cole Realty Advisors, Inc. have been assigned to CREI Advisors, LLC, a wholly-owned subsidiary of CREI. Despite the indirect change in control of the Company’s advisor and dealer manager, and the assignment of these property management services to CREI Advisors, LLC, the Company expects that the advisory, dealer manager and property management services it receives will continue without any merger-related changes in personnel or service procedures.

NOT FOR USE IN ALABAMA	Appendix B

COLE CORPORATE INCOME TRUST, INC.
INITIAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

A  INVESTMENT (a separate Initial Subscription Agreement is required for each initial investment)

Investors should not sign this Initial Subscription Agreement for the offering unless they have received the current final Prospectus.

1.	This subscription is in the of $	☐ Check if amount is estimated
☐ Initial Subscription (minimum $2,500)
☐ Additional Subscription (minimum $1,000) (complete all sections except for B and D or complete the separate simplified Additional Subscription Agreement)

Existing Cole Account #

2.	Payment will be made with: ☐ Enclosed check ☐ Funds wired ☐ Funds to follow
☐ ACH

	Financial Institution	☐ Checking ☐ Savings

	Routing/Transit #	Account #

3.	For purchases without selling commissions, please designate below, as applicable:
☐ RIA/WRAP Account ☐ Cole Employee, Affiliate or their Family Member

IF A BOX IS CHECKED, COMMISSIONS WILL NOT BE PAID ON THE PURCHASE.

B  TYPE OF REGISTRATION (please complete either section 1 or 2, but not both, and section 3, if applicable)

1.	Non-Qualified Registration

☐ Individual Ownership (one signature required)
☐ Joint Tenants with Right of Survivorship (all parties must sign)
☐ Community Property (all parties must sign)
☐ Tenants-in-Common (all parties must sign)
☐ Transfer on Death (fill out TOD Form to effect designation)
☐ Uniform Gifts to Minors Act or Uniform Transfer to Minors Act (UGMA/UTMA adult custodian signature required)

State of

Custodian for (minor’s name)
☐ Corporate Ownership (authorized signature and Corporate Resolution or Cole Corporate Resolution Form required)
☐ S-corp ☐ C-corp (will default to S-corp if nothing is marked)
☐ Partnership Ownership (authorized signature and Partnership paperwork or Cole Corporate Resolution Form required)
☐ LLC Ownership (authorized signature and LLC paperwork or Cole Corporate Resolution Form required)
☐ Taxable Pension or Profit Sharing Plan (authorized signature and Plan paperwork required)
☐ Trust (trustee or grantor signatures and trust documents or Cole Trustee Certification of Investment Power required)

Type of Trust: (Specify i.e., Family, Living, Revocable, etc.)

Name of Trust

Date of Trust Tax ID # (if applicable)

☐ Other (specify)

2.	Qualified Registration (make check payable to the Custodian)

☐ Traditional IRA
☐ Roth IRA
☐ Keogh Plan
☐ Simplified Employee Pension/Trust (S.E.P.)
☐ Pension or Profit Sharing Plan (exempt under 401(a))
☐ Non-custodial ☐ Custodial
☐ Other (specify)

3.	Custodian or Clearing Firm/Platform Information, if applicable
(send all paperwork directly to the Custodian or Clearing Firm/ Platform)

Name

Street/PO Box

City State Zip

Custodian Tax ID # (provided by Custodian)

Custodian or Clearing Firm/Platform Account #

C  REGISTRATION INFORMATION (or Trustees if applicable)

Investor Name			Co-Investor Name (if applicable)

Mailing Address			Mailing Address

City	State	Zip	City	State	Zip

Phone	Business Phone		Phone	Business Phone

Email Address			SSN or Tax ID	Date of Birth

SSN or Tax ID	Date of Birth

Street Address (if different from mailing address or mailing address is a PO Box)

City	State	Zip

Volume Discounts

I (we) are making, or previously have made, investments in the following Cole-sponsored programs that are Eligible Programs, as defined in a Cole REIT Prospectus. (You may include any investments made by the same “purchaser,” as defined in the Prospectus.) This information will help determine whether volume discounts may be applicable. All holdings are subject to verification.

Name of Cole Program	Cole Account #	SSN or Tax ID

Name of Cole Program	Cole Account #	SSN or Tax ID

D  DISTRIBUTION INSTRUCTIONS (will default to Address of Record or Custodian or Clearing Firm/Platform if nothing is marked)

FOR CUSTODIAL OR CLEARING FIRM/PLATFORM ACCOUNTS:

☐ Custodian or Clearing Firm/Platform of Record

☐ Reinvest pursuant to Distribution Reinvestment Plan

FOR NON-CUSTODIAL OR NON-CLEARING FIRM/PLATFORM ACCOUNTS:

☐ Mail to Address of Record

☐ Reinvest pursuant to Distribution Reinvestment Plan

☐ Direct Deposit

	☐ Checking	☐ Savings
Financial Institution

Routing/Transit #	Account #
☐ Check if banking information is same as provided in Section A-2

☐ Mail to Brokerage Account or Third Party

Payee Name	Mailing Address

Account #	City		State	Zip

IF YOU ELECT TO PARTICIPATE IN THE DISTRIBUTION REINVESTMENT PLAN, YOU MUST AGREE THAT IF AT ANY TIME YOU CANNOT MAKE THE INVESTOR REPRESENTATION AND WARRANTIES SET FORTH IN THE PROSPECTUS OR THIS INITIAL SUBSCRIPTION AGREEMENT, YOU MUST PROMPTLY NOTIFY COLE CORPORATE INCOME TRUST, INC. (CCIT) IN WRITING OF THAT FACT.

By signing this agreement, I authorize CCIT to deposit distributions into the account specified in Section D, and to debit that account in the amount of any distribution deposited in error. If I withdraw deposits made in error, I authorize CCIT to retain future distributions until the erroneous deposits are recovered. This authorization is effective until terminated in writing by either party.

E  INVESTOR(S) SIGNATURES (Investor(s) must initial each of sections 1-4 and those sections of 5-11 as appropriate)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

INVESTOR | CO-INVESTOR

|	1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of CCIT.

|	2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

|	3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Initial Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

|	4. I (we) acknowledge that the shares are not liquid.

|	5. For California residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I
(we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in CCIT does not exceed ten percent (10%) of my (our) net worth.

|	6. For Iowa residents: My (our) investment in CCIT and its affiliates does not exceed 10% of my (our) liquid net worth.

|	7. For Kansas and Massachusetts residents: I (we) acknowledge that the Kansas and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than 10% of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Massachusetts investors) in CCIT and the securities of similar direct participation programs.

|	8. For Kentucky, Michigan, Oregon, Pennsylvania and Tennessee residents: My (our) liquid net worth is at least 10 times my
(our) maximum investment in CCIT.

|	9. For Maine residents: I (we) either: (i) have a net worth of at least $250,000, or (ii) have an annual gross income of at least
$70,000 and a minimum net worth of $70,000. In addition, my (our) investment in CCIT and its affiliates does not exceed ten percent (10%) of my (our) net worth.

|	10. For Nebraska residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of
$100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCIT does not exceed 10% of my (our) net worth.

|	11. For North Dakota residents: My (our) liquid net worth is at least ten times my (our) investment in CCIT and its affiliates.

|	12. For Ohio residents: My (our) aggregate investment in CCIT, its affiliates and other non-traded real estate investment programs does not exceed ten percent (10%) of my (our) liquid net worth.

☐ By checking here I confirm I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. (If you are choosing to go green, please make sure you provide your email address in Section C. If you decide later that you want to receive documents in paper, you can contact Cole Investor Services at 866.907.2653.)

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Initial Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

You should not invest in CCIT unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in CCIT. In deciding to invest in CCIT, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. CCIT and each person selling shares of CCIT common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.

A sale of the shares may not be completed until at least five business days after the date the subscriber receives the final Prospectus. If a subscriber’s subscription is accepted, CCIT will send the subscriber confirmation of their purchase after they have been admitted as an investor.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature	Date	Custodian Signature	Date

Co-Investor’s Signature	Date

F  FINANCIAL ADVISOR INFORMATION (please complete A or B)

A)  REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

1.				2.
	Name of Registered Representative				Name of Broker-Dealer

	Representative ID #				Representative CRD #
Have you changed firm affiliation (since last purchase)?
	Mailing Address				☐ Yes ☐ No

	City	State	Zip

	Phone	Email Address

☐	Please check the box if the purchase is being made in the Registered Representative’s or Broker-Dealer’s personal account, in the account of one of their immediate family members, or in the account of any licensed employee of the Broker-Dealer.

IF THE BOX IS CHECKED, COMMISSIONS WILL NOT BE PAID ON THE PURCHASE.

B)  REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by RIA Representative)

1.				2.
	Name of RIA Representative				Name of RIA Office
SEC Registered RIA ☐ Yes ☐ No
	Mailing Address				State Registered RIA ☐ Yes ☐ No
States Registered
	City	State	Zip
RIA IARD #
	Phone	Email Address

	Have you changed firm affiliation (since last purchase)?				Name of Clearing Firm
☐ Yes ☐ No
Name of Broker-Dealer (if applicable)

G  REPRESENTATIVE SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Capital Advisors, Inc. and Cole Corporate Income Trust, Inc. that I have reasonable grounds for believing that the purchase of the shares by the investor in Cole Corporate Income Trust, Inc. is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative	Signature of Broker-Dealer or Clearing Firm/Platform

☐ I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

ONCE COMPLETE, PLEASE	Via Regular Mail:	Via Overnight/Express Mail:
DELIVER THIS FORM TO:	CCIT	CCIT
	DST Systems, Inc.	DST Systems, Inc.
Via Fax:	P.O. Box 219312	430 West 7th Street
1.877.616.1118	Kansas City, MO 64121-9312	Kansas City, MO 64105

© 2013 Cole Capital Advisors, Inc. All rights reserved	CCIT-AGMT-05(4-13)

Appendix C

NOT FOR USE IN ALABAMA

COLE CORPORATE INCOME TRUST, INC.
ADDITIONAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

This form may be used by any current investor in Cole Corporate Income Trust, Inc. (CCIT), who desires to purchase additional shares of CCIT and who purchased their shares directly from CCIT. Investors who acquired shares other than through use of an Initial Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the CCIT Initial Subscription Agreement.

A  INVESTMENT (a completed Initial Subscription Agreement is required for each initial investment)

1. This subscription is in the amount of $             (minimum $1,000) and is an Additional Subscription

☐ Check if amount is estimated
2. Payment will be made with:	☐ Enclosed check ☐ Funds wired ☐ Funds to follow

☐ ACH

☐ Checking ☐ Savings
Financial Institution

Routing/Transit #	Account #

B  REGISTRATION INFORMATION

Existing Cole Account Registration (name of Account)	SSN or Tax ID

Existing Cole Account #

Volume Discounts

|  (we) are making, or previously have made, investments in the following Cole-sponsored programs that are Eligible Programs, as defined in a Cole REIT Prospectus. (You may include any investments made by the same “purchaser,” as defined in the Prospectus.) This information will help determine whether volume discounts may be applicable. All holdings are subject to verification.

Name of Cole Program	Cole Account #	SSN or Tax ID

Name of Cole Program	Cole Account #	SSN or Tax ID

C  INVESTOR(S) SIGNATURES (Investor(s) must initial each of sections 1-4 and those sections of 5-11 as appropriate)

|  (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

INVESTOR | CO-INVESTOR

|	1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of CCIT.
|	2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

|	3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

|	4. I (we) acknowledge that the shares are not liquid.

|	5. For California residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I
(we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my
(our) investment in CCIT does not exceed ten percent (10%) of my (our) net worth.
|	6. For Iowa residents: My (our) investment in CCIT and its affiliates does not exceed ten percent (10%) of my (our) liquid net worth.
|	7. For Kansas and Massachusetts residents: I (we) acknowledge that the Kansas and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than ten percent (10%) of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Massachusetts investors) in CCIT and the securities of similar direct participation programs.

C-1

INVESTOR | CO-INVESTOR

|	8. For Kentucky, Michigan, Oregon, Pennsylvania and Tennessee residents: My (our) liquid net worth is at least ten (10) times my (our) maximum investment in CCIT.
|	9. For Maine residents: I (we) either: (i) have a net worth of at least $250,000, or (ii) have an annual gross income of at least
$70,000 and a minimum net worth of $70,000. In addition, my (our) investment in CCIT and its affiliates does not exceed ten percent (10%) of my (our) net worth.
|	10. For Nebraska residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of
$100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in
CCIT does not exceed ten percent (10%) of my (our) net worth.

|	11. For North Dakota residents: My (our) liquid net worth is at least ten (10) times my (our) investment in CCIT and its affiliates.

|	12. For Ohio residents: My (our) aggregate investment in CCIT, its affiliates and other non-traded real estate investment programs does not exceed ten percent (10%) of my (our) liquid net worth.

☐ By checking here I confirm I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. If you decide later that you want to receive documents in paper, you can contact Cole Investor Services at 866.907.2653.

If you are choosing to go green, please provide your email address here:

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

You should not invest in CCIT unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in CCIT. In deciding to invest in CCIT, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. CCIT and each person selling shares of CCIT common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.

A sale of the shares may not be completed until at least five (5) business days after the date the subscriber receives the final Prospectus. If a subscriber’s subscription is accepted, CCIT will send the subscriber confirmation of their purchase after they have been admitted as an investor.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature Date	Custodian Signature Date

Co-Investor’s Signature Date

D  REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

Name of Registered Representative	Rep and Branch ID #

E  REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by selling RIA Representative)

Name of RIA Representative	RIA IARD

F  REPRESENTATIVE SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Capital Advisors, Inc. and CCIT that I have reasonable grounds for believing that the purchase of the shares by the investor in CCIT is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative	Signature of Broker-Dealer or Clearing Firm/Platform

☐  I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorneyis legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

ONCE COMPLETE, PLEASE	Via Regular Mail:	Via Overnight/Express Mail:
DELIVER THIS FORM TO:	CCIT	CCIT
	DST Systems, Inc.	DST Systems, Inc.
Via Fax:	P.O. Box 219312	430 West 7th Street
1.877.616.1118	Kansas City, MO 64121-9312	Kansas City, MO 64105

© 2013 Cole Capital Advisors, Inc. All rights reserved	CCIT-AI-05(04-13)

C-2

NOT FOR USE IN ALABAMA, ARKANSAS, PENNSYLVANIA, SOUTH CAROLINA OR TENNESSEE	Appendix D

COLE CREDIT PROPERTY TRUST IV, INC.
COLE CORPORATE INCOME TRUST, INC.

INITIAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

A  INVESTMENT (an Initial Subscription Agreement is required for all initial investments)

1.	This subscription is in the amount(s) and for the Cole Real Estate Investment Trust(s) (Cole REIT(s)) listed below. Investors should not sign this Initial Subscription Agreement for either offering unless they have received the current final Prospectuses for BOTH offerings.

a. $	COLE CREDIT PROPERTY TRUST IV, INC.	☐ Initial Subscription (Minimum is $2,500)
☐ Additional Subscription (Minimum is $1,000)
Existing Cole Account Number
☐ Check if amount is estimated

b. $	COLE CORPORATE INCOME TRUST, INC.	☐ Initial Subscription (Minimum is $2,500)
☐ Additional Subscription (Minimum is $1,000)
Existing Cole Account Number
☐ Check if amount is estimated

2. Payment will be made with: ☐ Enclosed check ☐ Funds wired ☐ ACH	☐ Funds to follow ☐ Checking ☐ Savings

Financial Institution	Account #

Routing/Transit #

3.	For purchases without selling commissions, please designate below, as applicable:
☐ RIA/WRAP Account ☐ Cole Employee, Affiliate, or their Family Member
IF A BOX IS CHECKED, COMMISSIONS WILL NOT BE PAID ON THE PURCHASE.

B  TYPE OF REGISTRATION (please complete either section 1 or 2, but not both, and section 3, if applicable)

1.	Non-Qualified Registration

☐ Individual (one signature required)
☐ Joint Tenants with Right of Survivorship (all parties must sign)
☐ Community Property (all parties must sign)
☐ Tenants-in-Common (all parties must sign)
☐ Transfer on Death (fill out TOD Form to effect designation)
☐ Uniform Gifts to Minors Act or Uniform Transfer to Minors Act (UGMA/UTMA adult custodian signature required)
State of
Custodian for (minor’s name)
☐ Corporate (authorized signature and Corporate Resolution or Cole Corporate Resolution Form required) ☐ S-corp ☐ C-corp (will default to S-corp if nothing is marked)
☐ Partnership (authorized signature and Partnership paperwork or Cole Corporate Resolution Form required)
☐ Limited Liability Company (authorized signature and LLC paper-work or Cole Corporate Resolution Form required)
☐ Taxable Pension or Profit Sharing Plan (authorized signature and Plan paperwork required)
☐ Trust (trustee or grantor signatures and trust documents or Cole Trustee Certification of Investment Power required)

Typeof Trust: (Specify i.e., Family, Living, Revocable, etc.)

Nameof Trust

Date of Trust Tax ID # (if applicable)
☐ Other (specify)

2. Qualified Registration (make check payable to the Custodian)
☐ Traditional IRA
☐ Roth IRA
☐ Keogh Plan
☐ Simplified Employee Pension/Trust (S.E.P.)
☐ Pension or Profit Sharing Plan (exempt under 401(a))
☐Non-custodial ☐ Custodial
☐ Other (specify)

3. Custodian or Clearing Firm/Platform Information, if applicable (send all paperwork directly to the Custodian or Clearing Firm/ Platform)

Name

Street/PO Box

City State Zip

Custodian Tax ID # (provided by Custodian)

Custodianor Clearing Firm/Platform Account #

C REGISTRATION INFORMATION (or Trustees if applicable)

Investor Name			Co-Investor Name (if applicable)

Mailing Address			Mailing Address

City	State	Zip	City	State	Zip

Phone Business Phone			Phone Business Phone

Email Address			SSN or Tax ID Date of Birth

SSN or Tax ID Date of Birth

Street Address (if different from mailing address or mailing address is a PO Box)

City	State	Zip

☐ By checking here I confirm I would like to go green and not receive in paper any documents that Cole can send to me electronically. (If you are choosing to go green, please make sure you provide your email address in this section. If you decide later that you want to receive documents in paper, you can contact Cole Investor Services at 866.907.2653.)

Volume Discounts
I (we) are making, or previously have made, investments in the following Cole-sponsored programs that are Eligible Programs, as defined in a Cole REIT Prospectus. (You may only include any investments made by the same “purchaser,” as defined in the Prospectus.) This information will help determine whether volume discounts may be applicable. All holdings are subject to verification.

Name of Cole Program	Cole Account #	SSN or Tax ID

Name of Cole Program	Cole Account #	SSN or Tax ID

D DISTRIBUTION INSTRUCTIONS (will default to Custodian or Clearing Firm/Platform or Address of Record if nothing is marked)

FOR CUSTODIAL OR CLEARING FIRM/PLATFORM ACCOUNTS:
☐ Custodian or Clearing Firm/Platform of Record
☐ Reinvest pursuant to Distribution Reinvestment Plan

FOR NON-CUSTODIAL OR NON-CLEARING FIRM/PLATFORM ACCOUNTS:
☐ Mail to Address of Record
☐ Reinvest pursuant to Distribution Reinvestment Plan
☐ Direct Deposit

	☐ Checking	☐ Savings
Financial Institution

Routing/Transit #	Account #

☐ Check if banking information is same as provided in Section A-2

☐ Mail to Brokerage Account or Third Party

Payee Name	Mailing Address

Account #	City	State	Zip

By signing this agreement, I authorize the applicable Cole REIT to deposit distributions into the account specified in Section D, and to debit that account in the amount of any distribution deposited in error. If I withdraw deposits made in error, I authorize the applicable Cole REIT to retain future distributions until the erroneous deposits are recovered. This authorization is effective until terminated in writing by either party.

E INVESTOR(S) ACKNOWLEDGEMENT AND SIGNATURE (Investor(s) must initial each of sections 1-4 and any other applicable sections)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

For Investors in Either or Both Offerings:
INVESTOR | CO-INVESTOR

1. I (we) have received the final Prospectuses, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of Cole Credit Property Trust IV, Inc. (CCPT IV) and Cole Corporate Income Trust, Inc. (CCIT).

2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Initial Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

4. I (we) acknowledge that the shares are not liquid.

For Investors in Cole Credit Property Trust IV, Inc.
INVESTOR | CO-INVESTOR
5. For California residents: I (we) either: (i) have a net worth of at least $250,000; or (ii) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000. In addition, my (our) investment in CCPT IV does not exceed ten percent (10%) of my (our) net worth.

6. For Iowa and New Mexico residents: My (our) aggregate investment in CCPT IV and its affiliates does not exceed ten percent
(10%) of my (our) liquid net worth.

7. For Kansas and Massachusetts residents: I (we) acknowledge that the Kansas and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than ten percent (10%) of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Massachusetts investors) in CCPT IV and the securities of similar direct participation programs.

8. For Kentucky, Michigan, and Oregon residents: My (our) liquid net worth is at least ten (10) times my (our) maximum investment in CCPT IV.

9. For Maine residents: My (our) investment in CCPT IV and its affiliates does not exceed ten percent (10%) of my (our) net worth.

10. For Nebraska residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCPT IV does not exceed ten percent (10%) of my (our) net worth.

11. For North Dakota residents: My (our) liquid net worth is at least ten (10) times my (our) investment in CCPT IV and its affiliates.

12. For Ohio residents: My (our) aggregate investment in CCPT IV, its affiliates and other non-traded real estate investment programs does not exceed ten percent (10%) of my (our) “liquid net worth” (as defined in the Prospectus for Ohio investors).

For Investors in Cole Corporate Income Trust, Inc.
INVESTOR | CO-INVESTOR
5. For California residents: I (we) either: (i) have a net worth of at least $250,000; or (ii) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000. In addition, my (our) investment in CCIT does not exceed ten percent (10%) of my (our) net worth.

6. For Iowa residents: My (our) investment in CCIT and its affiliates does not exceed ten percent (10%) of my (our) liquid net worth.

7. For Kansas and Massachusetts residents: I (we) acknowledge that the Kansas and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than ten percent (10%) of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Massachusetts investors) in CCIT and the securities of similar direct participation programs.

8. For Kentucky, Michigan, and Oregon residents: My (our) liquid net worth is at least ten (10) times my (our) maximum investment in CCIT.

9. For Maine residents: I (we) either: (i) have a net worth of at least $250,000, or (ii) have an annual gross income of at least
$70,000 and a minimum net worth of $70,000. In addition, my (our) investment in CCIT and its affiliates does not exceed ten percent (10%) of my (our) net worth.

10. For Nebraska residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCIT does not exceed ten percent (10%) of my (our) net worth.

11. For North Dakota residents: My (our) liquid net worth is at least ten (10) times my (our) investment in CCIT and its affiliates.

12. For Ohio residents: My (our) aggregate investment in CCIT, its affiliates and other non-traded real estate investment programs does not exceed ten percent (10%) of my (our) liquid net worth.

E	INVESTOR(S) SIGNATURES (continued)

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Initial Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

You should not invest in a Cole REIT unless you have read and understood this agreement and the applicable Prospectuses referred to above and understand the risks associated with an investment in the Cole REIT. In deciding to invest in a Cole REIT, you should rely only on the information contained in the Prospectuses, and not on any other information or representations from any other person or source. Each Cole REIT and each person selling shares of its common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.

A sale of the shares may not be completed until at least five business days after the date the subscriber receives the final Prospectus. If a subscriber’s subscription is accepted, Cole REIT will send the subscriber confirmation of their purchase after they have been admitted as an investor.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature	Date	Custodian Signature	Date

Co-Investor’s Signature	Date

F	FINANCIAL ADVISOR INFORMATION (please complete A or B)

A)	REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

1.
Name of Registered Representative
Representative ID #
Mailing Address
	City	State	Zip
	Phone	Email Address

2.
Name of Broker-Dealer
Representative CRD #
Have you changed firm affiliation (since last purchase)?
☐ Yes ☐ No
☐ Please check the box if the purchase is being made in the Registered Representative’s or Broker-Dealer’s personal account, in the account of one of their immediate family members or in the account of any licensed employee of the Broker-Dealer. IF THE BOX IS CHECKED, COMMISSIONS WILL NOT BE PAID ON THE PURCHASE.

B)	REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by selling RIA Representative)

1.
Name of RIA Representative
Mailing Address
	City	State	Zip
	Phone	Email Address
Have you changed firm affiliation (since last purchase)?
☐ Yes ☐ No

2.
Name of RIA Office
SEC Registered RIA ☐ Yes ☐ No
State Registered RIA ☐ Yes ☐ No
States Registered

RIA IARD #
Name of Clearing Firm
Name of Broker Dealer

G	REPRESENTATIVE SIGNATURES
Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Capital Advisors, Inc., Cole Credit Property Trust IV, Inc. and Cole Corporate Income Trust, Inc. that I have reasonable grounds for believing that the purchase of the shares by the investor in the respective Cole REIT(s) is a suitable and appropriate investment for this investor.
Signature of Registered or RIA Representative		Signature of Broker-Dealer or Clearing Firm/Platform

☐   I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

ONCE COMPLETE, PLEASE	Via Regular Mail:	Via Overnight/Express Mail:
DELIVER THIS FORM TO:	COLE REIT	COLE REIT
	DST Systems, Inc.	DST Systems, Inc.
Via Fax:	P.O. Box 219312	430 West 7th Street
1.877.616.1118	Kansas City, MO 64121-9312	Kansas City, MO 64105

© 2013 Cole Capital Advisors, Inc. All rights reserved	JOINT-AGMT-06(4-13)

Appendix G

NOT FOR USE IN ALABAMA, ARKANSAS, PENNSYLVANIA, SOUTH CAROLINA OR TENNESSEE

COLE CREDIT PROPERTY TRUST IV, INC. COLE CORPORATE INCOME TRUST, INC.
ADDITIONAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

This form may be used by any current investor in Cole Credit Property Trust IV, Inc. (CCPT IV) and/or Cole Corporate Income Trust, Inc. (CCIT), who desires to purchase additional shares of CCPT IV and/or CCIT and who purchased their shares directly from CCPT IV and/or CCIT. Investors who acquired shares other than through use of an Initial Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the CCPT IV Initial Subscription Agreement, CCIT Initial Subscription Agreement or the CCPT IV / CCIT Joint Initial Subscription Agreement.

A  INVESTMENT (A completed Additional Subscription Agreement is required for each additional investment)

1.	This subscription is in the amount(s) and for the Cole Real Estate Investment Trust(s) (Cole REIT(s)) listed below. Investors should not sign this Additional Subscription Agreement for either offering unless they have received the current final Prospectuses for BOTH offerings.

	a. $ COLE CREDIT PROPERTY TRUST IV, INC. (minimum $1,000)	☐ Check if amount is estimated

	b. $ COLE CORPORATE INCOME TRUST, INC. (minimum $1,000)	☐ Check if amount is estimated

2.	Payment will be made with:	☐ Enclosed check	☐ Funds wired		☐ Funds to follow
☐ ACH
			☐ Checking	☐ Savings
Financial Institution

Routing/Transit #	Account #

B  REGISTRATION INFORMATION

Existing Cole Account Registration (name of Account)	SSN or Tax ID #
Existing Cole Account #

Volume Discounts

I (we) are making, or previously have made, investments in the following Cole-sponsored programs that are Eligible Programs, as defined in a Cole REIT Prospectus. (You may only include any investments made by the same “purchaser,” as defined in the Prospectus.) This information will help determine whether volume discounts may be applicable. All holdings are subject to verification.

Name of Cole Program	Cole Account #	SSN or Tax ID
Name of Cole Program	Cole Account #	SSN or Tax ID

C INVESTOR(S) SIGNATURES (Investor(s) must initial each of sections 1-4 and any other applicable sections)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

For Investors in Either or Both Offerings:

INVESTOR | CO-INVESTOR

1. I (we) have received the final Prospectuses, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of Cole Credit Property Trust IV, Inc. (CCPT IV) and Cole Corporate Income Trust, Inc. (CCIT).

2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Initial Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

4. I (we) acknowledge that the shares are not liquid.

For Investors in Cole Credit Property Trust IV, Inc.

INVESTOR | CO-INVESTOR

5. For California residents: I (we) either: (i) have a net worth of at least $250,000; or (ii) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000. In addition, my (our) investment in CCPT IV does not exceed ten percent (10%) of my (our) net worth.

6. For Iowa and New Mexico residents: My (our) aggregate investment in CCPT IV and its affiliates does not exceed ten percent (10%) of my (our) liquid net worth.

7. For Kansas and Massachusetts residents: I (we) acknowledge that the Kansas and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than ten percent (10%) of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Massachusetts investors) in CCPT IV and the securities of similar direct participation programs.

8. For Kentucky, Michigan, and Oregon residents: My (our) liquid net worth is at least ten (10) times my (our) maximum investment in CCPT IV.

9. For Maine residents: My (our) investment in CCPT IV and its affiliates does not exceed ten percent (10%) of my (our) net worth.

10. For Nebraska residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCPT IV does not exceed ten percent (10%) of my (our) net worth.

11. For North Dakota residents: My (our) liquid net worth is at least ten (10) times my (our) investment in CCPT IV and its affiliates.

12. For Ohio residents: My (our) aggregate investment in CCPT IV, its affiliates and other non-traded real estate investment programs does not exceed ten percent (10%) of my (our) “liquid net worth” (as defined in the Prospectus for Ohio investors).

For Investors in Cole Corporate Income Trust, Inc.

INVESTOR | CO-INVESTOR

5. For California residents: I (we) either: (i) have a net worth of at least $250,000; or (ii) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000. In addition, my (our) investment in CCIT does not exceed ten percent (10%) of my (our) net worth.

6. For Iowa residents: My (our) investment in CCIT and its affiliates does not exceed ten percent (10%) of my (our) liquid net worth.

7. For Kansas and Massachusetts residents: I (we) acknowledge that the Kansas and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than ten percent (10%) of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Massachusetts investors) in CCIT and the securities of similar direct participation programs.

8. For Kentucky, Michigan, and Oregon residents: My (our) liquid net worth is at least ten (10) times my (our) maximum investment in CCIT.

9. For Maine residents: I (we) either: (i) have a net worth of at least $250,000, or (ii) have an annual gross income of at least $70,000 and a minimum net worth of $70,000. In addition, my (our) investment in CCIT and its affiliates does not exceed ten percent (10%) of my (our) net worth.

10. For Nebraska residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCIT does not exceed ten percent (10%) of my (our) net worth.

11. For North Dakota residents: My (our) liquid net worth is at least ten (10) times my (our) investment in CCIT and its affiliates.

12. For Ohio residents: My (our) aggregate investment in CCIT, it affiliates and other non-traded real estate investment programs does not exceed ten percent (10%) of my (our) liquid net worth.

☐ By checking here I confirm I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. (If you decide later that you want to receive documents in paper, you can contact Cole Investor Services at 866.907.2653.)

If you are choosing to go green, please provide your email address here:

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Initial Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

You should not invest in a Cole REIT unless you have read and understood this agreement and the applicable Prospectuses referred to above and understand the risks associated with an investment in the Cole REIT. In deciding to invest in a Cole REIT, you should rely only on the information contained in the Prospectuses, and not on any other information or representations from any other person or source. Each Cole REIT and each person selling shares of its common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.

A sale of the shares may not be completed until at least five business days after the date the subscriber receives the final Prospectus. If a subscriber’s subscription is accepted, Cole REIT will send the subscriber confirmation of their purchase after they have been admitted as an investor.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature	Date	Custodian Signature	Date

Co-Investor’s Signature	Date

D  FINANCIAL ADVISOR INFORMATION (please complete A or B)

A) REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

Name of Registered Representative	Rep and Branch ID #
B) REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by RIA Representative)

Name of RIA Representative	RIA IARD ID #

E  REPRESENTATIVE SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Capital Advisors, Inc., Cole Credit Property Trust IV, Inc. and Cole Corporate Income Trust, Inc. that I have reasonable grounds for believing that the purchase of the shares by the investor in the respective Cole REIT(s) is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative	Signature of Broker-Dealer or Clearing Firm/Platform

☐ I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

ONCE COMPLETE, PLEASE	Via Regular Mail:	Via Overnight/Express Mail:
DELIVER THIS FORM TO:	COLE REIT	COLE REIT
	DST Systems, Inc.	DST Systems, Inc.
Via Fax:	P.O. Box 219312	430 West 7th Street
1.877.616.1118	Kansas City, MO 64121-9312	Kansas City, MO 64105

© 2013 Cole Capital Advisors, Inc. All rights reserved	JOINT-AI-01(1-13) CCIT-SUP-02D